UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2008

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

19850 S. Magellan Drive, Torrance, California		90502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2008, Enova Systems, Inc. entered into an agreement with a placement agent to sell 2,131,274 shares of common stock. Pursuant to the placing agreement, the placement agent has agreed to use its reasonable efforts to sell, and has conditionally sold, all such shares of Enova common stock at 195 pence sterling per share (approximately US$3.91 per share) to certain eligible offshore investors. It is anticipated that Enova will receive approximately 4,200,000 pounds sterling (approximately US$8,300,000) in gross proceeds from the offering. The placement agent will earn a selling commission of 5% in addition to reimbursement of expenses. The closing of the offering is contingent upon, among other things, the listing of such shares for trading on each of the American Stock Exchange and the Alternative Investment Market (AIM) of the London Stock Exchange.

The offer and sale of the shares has been made pursuant to Regulation S under the Securities Act. Among other things, each investor purchasing shares of Enova’s common stock in the offering will represent that the investor is not a United States person as defined in Regulation S. In addition, neither Enova nor the placement agent has conducted any selling efforts directed at the United States in connection with the offering. All shares of common stock to be issued in the offering will include a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and are deemed to be "restricted securities." As a result, the purchasers of such shares will not be able to resell the shares unless in accordance with Regulation S, pursuant to a registration statement, or upon reliance of an applicable exemption from registration under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

March 26, 2008	By:	Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer